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                                                                    EXHIBIT 10.2

                    FIRST RESERVE INVESTOR'S RIGHTS AGREEMENT

                  THIS FIRST RESERVE INVESTOR'S RIGHTS AGREEMENT (this "Agreement") is made and entered into as of October 15, 2002, by and between Quanta Services, Inc., a Delaware corporation (the "Company"), and First Reserve Fund IX, L.P., a Delaware limited partnership ("Investor").

                                    RECITALS

                  WHEREAS, this Agreement is made pursuant to the Securities Purchase Agreement, dated as of October 15, 2002, by and between the Company and Investor (the "Securities Purchase Agreement");

                  WHEREAS, in order to induce Investor to enter into the Securities Purchase Agreement, the Company has agreed to provide the registration and other rights set forth in this Agreement;

                  WHEREAS, the Company has previously entered into that certain Amended and Restated Investor's Rights Agreement dated as of May 20, 2002 (the "Aquila Investor's Rights Agreement") pursuant to which the Company granted Aquila, Inc., a Delaware corporation, certain registration and other rights;

                  WHEREAS, pursuant to the Securities Purchase Agreement, Investor will acquire shares of the Company's Common Stock, par value $0.00001 per share, and Series E Preferred Stock (the "Preferred Stock"); and

                  WHEREAS, the execution and delivery of this Agreement shall occur contemporaneously with the Tranche I Closing (as defined in the Securities Purchase Agreement).

                                    AGREEMENT

                  The parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Securities Purchase Agreement. The terms set forth below are used herein as so defined:

                  "Acceptable Securities" has the meaning specified therefor in
Section 6.2(c) of this Agreement.

                  "Affiliate" of any Person shall mean:

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                       (a)   For purposes of Article III or Article VI, (i) any
Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person; and

                       (b) For purposes of Article IV, (i) any Subsidiary of such Person or (ii) a Parent of such Person.

                  "Beneficial Ownership," "Beneficial Owner," and "Beneficially Own" have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act.

                  "Business Day" means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Houston, Texas, or New York, New York.

                  "Capital Stock Equivalents" has the meaning specified therefor in Section 4.2(b) of this Agreement.

                  "Change of Control" shall be deemed to have occurred if (i) any Person acquires, directly or indirectly, the Beneficial Ownership of any Voting Security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of Voting Securities representing 50% or more of the total voting power of all the then outstanding Voting Securities of the Company entitled to vote generally in the election of directors; or (ii) individuals who on the Tranche I Closing Date (as defined in the Securities Purchase Agreement) constitute the Company's Board of Directors, or their successors the election or nomination for the election by the Company's stockholders of whom was approved by vote of at least 2/3rds of the directors then still in office who were directors on the Tranche I Closing Date or their successors approved in accordance with the terms hereof, cease for any reason to constitute at least a majority of the Board of Directors.

                  "Commission" means the United States Securities and Exchange Commission.

                  "Closing Price" has the meaning specified therefor in Section 4.2(d) of this Agreement.

                  "Common Stock" means the common stock, par value $0.00001 per share, of the Company.

                  "Company" has the meaning specified therefor in the introductory paragraph of this Agreement.

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                  "Competitor" means a provider to third parties of specialized contracting and maintenance services, primarily for electric, telecommunications, cable television, natural gas, and/or transportation infrastructure (and with respect to natural gas and transportation infrastructure, only if and when such business lines are a significant part of the Company's overall business), in the United States and/or in other countries, but only in any of such other countries if and when the Company develops a substantial market for its services in such country.

                  "Conversion Shares" means the shares of Common Stock issuable on conversion of the Preferred Stock.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Holder" means the record holder of any Registrable
Securities.

                  "Initial Buyer" has the meaning specified therefor in Section 6.2(a)(ii) of this Agreement.

                  "Inspectors" has the meaning specified therefor in Section 3.3(g) of this Agreement.

                  "Investor" has the meaning specified therefor in the introductory paragraph of this Agreement.

                  "Losses" has the meaning specified therefor in Section 3.8(a) of this Agreement.

                  "Matching Proposal" has the meaning specified therefor in
Section 6.2(a)(i) of this Agreement.

                  "NASDAQ" has the meaning specified therefor in Section 4.2(d) of this Agreement.

                  "New Securities" has the meaning specified therefor in Section 4.2(b) of this Agreement.

                  "Other Holders" has the meaning specified therefor in Section 3.1(d) of this Agreement.

                  "Parent" means any corporation or other legal entity which at the time directly or indirectly controls at least a majority of the equity of such entity having by the terms thereof ordinary voting power to elect a majority of the Board of Directors, managers, general partner(s), or other equivalent governing body of such entity (irrespective of whether at the time equity of any other class or classes of such entity might have voting power by reason of the happening of any contingency).

                  "Permitted Transfer Percentage" means 15% from the date of this Agreement until the third anniversary of this Agreement and 10% thereafter.

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                  "Person" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

                  "Pre-Emptive Purchasers" has the meaning specified therefor in
Section 4.1 of this Agreement.

                  "Pre-Emptive Right" has the meaning specified therefor in
Section 4.1 of this Agreement.

                  "Preferred Stock" has the meaning specified therefor in the recitals hereof.

                  "Proportionate Number" has the meaning specified therefor in
Section 4.2(a) of this Agreement.

                  "Records" has the meaning specified therefor in Section 3.3(g) of this Agreement.

                  "Registrable Securities" means the Conversion Shares and the shares of Common Stock purchased by the Investor on the date of this Agreement and any other shares of Common Stock acquired by the Investor (or any Person or Persons to which all or a portion of Investor's rights under this Agreement are assigned in accordance with the terms of this Agreement) after the date of this Agreement, whether in privately negotiated or open market transactions, pursuant to the exercise of rights to purchase shares granted pursuant to this Agreement or pursuant to stock dividends, stock splits or other distributions in respect of the Common Stock, until such time as any such securities cease to be Registrable Securities pursuant to Section 1.2 hereof.

                  "Registration Expenses" has the meaning specified therefor in
Section 3.7(a) of this Agreement.

                  "Registration Statement" has the meaning specified therefor in
Section 3.1(b) of this Agreement.

                  "Requesting Holder(s)" has the meaning specified therefor in
Section 3.1(a) and (b), as applicable, of this Agreement.

                  "Request Notice" has the meaning specified therefor in Section 3.1(a) of this Agreement.

                  "Selling Expenses" has the meaning specified therefor in
Section 3.7(a) of this Agreement.

                  "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

                  "Shelf Request" has the meaning specified therefor in Section 3.1(b) of this Agreement.

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                  "Standstill Amount" has the meaning specified therefor in the
Securities Purchase Agreement.

                  "Subsidiary" means any corporation or other legal entity of which the Company is the Parent.

                  "Superior Proposal" has the meaning specified therefor in
Section 6.2(b) of this Agreement.

                  "Third Party Proposer" has the meaning specified therefor in
Section 6.2(a)(i) of this Agreement.

                  "Third Party Tender Offer" shall mean a bona fide public offer subject to the provisions of Regulation 14D under the Exchange Act, by a Person (which is not made by and does not include the Investor or its Affiliates) to purchase or exchange for cash or other consideration any Voting Stock of the Company and which consists of an offer to acquire 30% or more of the Voting Securities of the Company.

                  "Topping Period" has the meaning specified therefor in Section 6.2(a)(i) of this Agreement.

                  "Transfer" has the meaning specified therefor in Section 5.1 of this Agreement.

                  "Voting Capital Stock" has the meaning specified therefor in
Section 4.2(c) of this Agreement.

                  "Voting Percentage" has the meaning specified therefor in the Securities Purchase Agreement.

                  "Voting Securities" has the meaning specified therefor in the Securities Purchase Agreement.

                  Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a Registration Statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective Registration Statement; (b) such Registrable Security is disposed of pursuant to Rule 144 (or any similar provision then in force) under the Securities Act; (c) such Registrable Security is eligible to be, and at the time of determination can be, disposed of pursuant to paragraph (k) of Rule 144 (or any similar provision then in force) under the Securities Act; or (d) such Registrable Security is held by the Company or one of its Subsidiaries.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

                  Section 2.1 Representations and Warranties by the Investor. The Investor hereby represents and warrants to the Company as follows: (a) such Investor has all requisite partnership and other power and authority (if applicable) to execute, deliver and perform their respective obligations under this Agreement; (b) the execution, delivery and performance of this Agreement

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by such Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership and other action (if applicable) on the part of such Investor; (c) this Agreement has been duly executed and delivered by such Investor and constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors rights generally or by general principles of equity; (d) no governmental consent, approval, authorization, license or clearance, or filing or registration, by such Investor, with any governmental or regulatory authority, is required in order to permit such Investor to perform its obligations under this Agreement, except for such as have been obtained; and (e) prior to the consummation of the transactions contemplated by the Securities Purchase Agreement and the Aquila Sale, the Investor does not Beneficially Own any shares of Common Stock and does not have the right to vote any shares of capital stock of the Company.

                  Section 2.2 Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows: (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company; (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity; and (d) no governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit the Company to perform its obligations under this Agreement, except for such as have been obtained.

                                  ARTICLE III
                              REGISTRATION RIGHTS

                  Section 3.1  Demand Registration.

                          (a)    Request for Registration. At any time after the
date hereof, any Holder or Holders who collectively Beneficially Own at least the minimum number of Registrable Securities specified in Section 3.1(b) below may request (a "Request Notice") the Company to register under the Securities Act all or any portion of the Registrable Securities that are held by such Holder or Holders (collectively, the "Requesting Holder") for sale in the manner specified in the Request Notice; provided, however, that, with respect to a Request Notice that is not a Shelf Request (as defined below), no such request may be made until six (6) months after the date on which the Registrable Securities covered by the Request Notice were issued; provided, further, that with respect to a Request Notice that is a Shelf Request, no such request may be made until one (1) year after the date on which the Registrable Securities covered by the Request Notice were issued; and provided, further, that no such request pursuant to this Section 3.1(a) may be made so long as the Company is currently acting upon the request of Aquila, Inc. to effect a registration pursuant to Section 2.1(a) of the Aquila Investor's Rights Agreement.

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                          (b)   Company's Obligations. Promptly following
receipt of a Request Notice, the Company shall (i) notify each Holder (except the Requesting Holder) of the receipt of a Request Notice and (ii) shall use its commercially reasonable efforts to effect such registration (including, without limitation, preparing and filing a registration statement under the Securities Act (each such registration statement, a "Registration Statement") effecting the registration under the Securities Act, for public sale in accordance with the method of disposition specified in such Request Notice) of the Registrable Securities specified in the Request Notice (and in any notices that the Company receives from other Holders no later than the 15th calendar day after receipt of the notice sent by the Company) (such other Holders and the Requesting Holders, the "Requesting Holders"); provided, however, that the Company's obligations under this Section 3.1(b) shall be subject to such registration being for no less than the higher of 500,000 shares and 1% of the outstanding Voting Securities. If such method of disposition shall be an underwritten public offering, the Company may designate the managing underwriter of such offering, subject to the approval of the Requesting Holders holding a majority of the Registrable Securities to be registered, which approval shall not be withheld unreasonably. The Company shall be obligated to register Registrable Securities pursuant to this Section 3.1 on not more than three (3) occasions in the aggregate on behalf of all Holders (including any transferees or assignees of Investor pursuant to Section 3.10); provided, however, that the Company shall not be required to file a Registration Statement pursuant to a Request Notice less than six (6) months following the later of the effective date of the most recent Registration Statement filed pursuant to a Request Notice or the last sale of securities pursuant to any such Registration Statement; and provided, further, that one of such three demand registrations (the "Shelf Request") may be used for a shelf registration statement (which (i) shall include as selling stockholders, if requested by Investor, any limited partners of Investor to which Investor has distributed Registrable Securities and (ii) the Company shall not be required to maintain the effectiveness thereof beyond one year (but the Company may, in its sole discretion, maintain the effectiveness thereof for such longer period as it desires)).

                          (c)   Deferral by the Company. If the Company has
received a Request Notice, whether or not a Registration Statement with respect thereto has been filed or has become effective, or an event referred to in
Section 3.3(e) has occurred, and the Company furnishes to the Requesting Holders a copy of a resolution of the Board of Directors of the Company certified by the Secretary of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interest of the Company's stockholders for such Registration Statement (i) to be filed on or before the date such filing would otherwise be required hereunder, (ii) to become effective or (iii) to be updated by post-effective amendment or prospectus supplement because (A) such action would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (B) such action would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (C) the Company is unable to comply with requirements of the Commission, then the Company shall have the right, but not more than once in any 365-day period with respect to any Request Notice, to defer such filing, effectiveness or update for such period as may be reasonably necessary (which period shall not, in any event, exceed 90 calendar days from the date the response period for Holders pursuant to Section 3.1(b) expires).

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                          (d)   Participation Rights of the Company and Others.
The Company shall be entitled to include in any Registration Statement filed pursuant to this Section 3.1, for sale in accordance with the method of disposition specified by the Requesting Holder, securities of the Company entitled to vote generally in the election of directors (or any securities convertible into or exchangeable for or exercisable for the purchase of securities so entitled generally to vote in the election of directors (whether or not then convertible, exchangeable or exercisable)) (collectively, "Company Registrable Securities") to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would materially jeopardize the successful marketing of the Registrable Securities to be sold. Any Person other than a Holder (the "Other Holders") entitled to piggy-back registration rights with respect to a Registration Statement filed pursuant to this Section 3.1 (by virtue of another agreement with the Company granting such Other Holder registration rights with respect to Voting Securities of the Company (an "Other Registration Rights Agreement")) may include Voting Securities of the Company with respect to which such rights apply in such Registration Statement for sale in accordance with the method of disposition specified by the Requesting Holder, except and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would materially jeopardize the successful marketing of the Registrable Securities to be sold and except as such Other Holder's rights may be subject to underwriter's cut-backs and other restrictions as set forth in such Other Registration Rights Agreement. Except as provided in this subsection (d) and in Section 3.6 of this Agreement, the Company will not effect any other registration of its Company Registrable Securities (except with respect to registration statements (i) on Form S-4 or S-8 or any forms succeeding thereto for purposes permissible under such forms as of the date hereof or (ii) filed in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders or such other Registration Statements (A) for the resale of shares issued pursuant to an employee stock ownership trust or other benefit plan of a business acquired in an acquisition by the Company or (B) in connection with non-underwritten resales of securities issued to owners of a business acquired in an acquisition by the Company), whether for its own account or that of any Other Holder, from the date of receipt of a Request Notice requesting the registration of an underwritten public offering until the completion or abandonment of the distribution by the underwriters of all securities thereunder; provided, however, such restricted period shall not extend beyond the date 90 calendar days subsequent to the effective date of such Registration Statement.

                          (e)   Prohibition on Future Grants. From and after the
date of this Agreement and until no Registrable Securities remain outstanding, the Company shall not grant any demand registration rights to any Person unless such rights are expressly made subject to the right of the Holders to include an equal number of shares of the Registrable Securities along with the other Person's shares in any registration relating to an underwritten public offering, except and to the extent that, in the opinion of the managing underwriter, the inclusion of all shares requested to be registered by all Persons holding registration rights, would materially jeopardize the successful marketing of the securities (including the Registrable Securities) to be sold.

                          (f)   Participation Rights of Aquila, Inc.
Notwithstanding anything in Section 3.1(d) to the contrary, the demand registration rights granted to the Holders pursuant to this Agreement are subject to the prior rights of Holders (as defined in the Aquila Investor's

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Rights Agreement), to include in any registration relating to an underwritten public offering, an equal number of shares of Registrable Securities (as defined in the Aquila Investor's Rights Agreement), except and to the extent that, in the opinion of the managing underwriter, the inclusion of all shares requested to be registered by all Persons holding registration rights, would materially jeopardize the successful marketing of the securities (including the Registrable Securities (as defined in the Aquila Investor's Rights Agreement)) to be sold; and provided, that nothing in this Agreement shall be construed to limit Aquila, Inc.'s rights to demand registrations under the Aquila Investor's Rights Agreement. For the avoidance of doubt, the term "Holders" as used in this
Section 3.1(f) herein shall include the Holders (as defined in the Aquila Investor's Rights Agreement).

                  Section 3.2  Piggy-Back Registration.

                          (a)    Company Notice. If the Company proposes to
register any Company Registrable Securities under the Securities Act for sale to the public for cash, whether for its own account or for the account of Other Holders or both (except with respect to registration statements on Forms S-4 or S-8 or any forms succeeding thereto for purposes permissible under such forms as of the date hereof or filed in connection with a merger, consolidation, acquisition or similar transaction, or an exchange offer or an offering of securities solely to the Company's existing stockholders), each such time it will give written notice to all Holders of its intention to do so no less than 20 calendar days prior to the anticipated filing date.

                          (b)    Request. Upon the written request of any Holder
received by the Company no later than the 15th calendar day after receipt by such Holder of the notice sent by the Company, to register, on the same terms and conditions as the securities otherwise being sold pursuant to such registration, any of its Registrable Securities (which request shall state the intended method of disposition thereof), the Company will use its commercially reasonable efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, on the same terms and conditions as any similar securities included therein, all to the extent requisite to permit the sale or other disposition by each Holder (in accordance with its written request) of such Registrable Securities so registered; provided, however, that the Company may at any time, in its sole discretion and without the consent of any Holder, abandon the proposed offering in which any Holder had requested to participate.

                          (c)    Underwriter's Cut-Back. The number of
Registrable Securities to be included in such a registration may be reduced or eliminated if and to the extent that, in the case of an underwritten offering, the managing underwriter shall render to the Company its opinion that such inclusion would materially jeopardize the successful marketing of the securities (including the Registrable Securities) proposed to be sold therein; provided, however, that (a) in the case of a Registration Statement filed pursuant to the exercise of demand registration rights of any Other Holders, priority shall be given in the following manner of allocation: (i) first, to the Other Holders demanding such registration; (ii) then to the Company; (iii) then equally (on a share-for-share basis) to the holders of the Company's Series A preferred stock and the Holders and (iv) then to Other Holders or other stockholders of the Company desiring to participate with the Company's consent (other than the Other Holders entitled to participate under clause (i) or (ii)), and (b) in the case of a Registration Statement the filing of which is initiated by the

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Company, priority shall be given in the following order of allocation: (i) first to the Company; (ii) then equally (on a share-for-share basis) to the holders of the Company's Series A preferred stock and the Holders and (iii) then to Other Holders (other than Other Holders entitled to participate under clause (ii)). In the event that the number of Registrable Securities to be included in a registration is to be reduced as provided above, within 10 business days after receipt by each Holder proposing to sell Registrable Securities pursuant to the registered offering of the opinion of such managing underwriter, all such Selling Holders may allocate among themselves the number of shares of such Registrable Securities which such opinion states may be distributed without adversely affecting the distribution of the securities covered by the Registration Statement or, if less, the number of such shares allocable to Holders of Registrable Securities after reduction for any allocations to the Company or Other Holders in accordance with the priority provisions set forth in the preceding sentence, and if such Holders are unable to agree among themselves with respect to such allocation, such allocation shall be made in proportion to the respective numbers of shares specified in their respective written requests.

                          (d)   Prohibition on Future Grants. From and after the
date of this Agreement and until no Registrable Securities remain outstanding, the Company shall not grant any piggy-back registration rights to any Person unless such rights are expressly made subject to the prior right of Holders to include their Registrable Securities on a pro-rata basis in any registration relating to an underwritten public offering, except and to the extent that, in the opinion of the managing underwriter, the inclusion in the offering of all shares requested to be registered by all Persons holding registration rights would materially jeopardize the successful marketing of the securities (including the Registrable Securities) to be sold.

                  Section 3.3 Registration Procedures. If and whenever the Company is required pursuant to this Agreement to effect the registration of any of the Registrable Securities under the Securities Act, the Company will, as expeditiously as reasonably possible:

                          (a)   prepare and afford counsel for the Selling
Holders a reasonable opportunity to review and comment thereon and file with the Commission a Registration Statement, on a form available to the Company, with respect to such securities (which filing shall be made within 30 calendar days after the receipt by the Company of a Request Notice) and use its commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby (determined pursuant to subsection (g) below);

                          (b)   prepare and afford counsel for the Selling
Holders a reasonable opportunity to review and comment thereon and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the distribution period (determined pursuant to subsection (g) below) and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

                          (c)   furnish to each Selling Holder and to each
underwriter such number of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus and each document incorporated by reference therein to the extent

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then required by the rules and regulations of the Commission) as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement;

               (d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an underwritten public offering, the managing underwriter, shall reasonably request, provided that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

               (e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and as promptly as practicable amend or supplement the prospectus or take other appropriate action so that the prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

               (f) in the case of an underwritten public offering, furnish upon request, (i) on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such Registration Statement, an opinion of counsel for the Company dated as of such date and addressed to the underwriters and to the Selling Holders, stating that such Registration Statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the Registration Statement, the related prospectus, and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations thereunder of the Commission (except that such counsel need express no opinion as to the financial statements, or any expertized schedule, report or information contained or incorporated therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters, and (ii) on the effective date of the Registration Statement and on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such Registration Statement, a letter dated such dates from the independent accountants retained by the Company, addressed to the underwriters and, if available, to the Selling Holders, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company and the schedules thereto that are included or incorporated by reference in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable requirements of the Securities Act and the published rules and regulations thereunder, and such letter shall additionally address such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) included in the Registration

Statement in respect of which such letter is being given as the underwriters may reasonably request;

               (g) subject to applicable confidentiality obligations, make available for inspection by one representative of the Selling Holders, designated by a majority thereof, any underwriter participating in any distribution pursuant to such Registration Statement, and any attorney, accountant or other agent retained by such representative of the Selling Holders or underwriter (the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that with respect to any Records that are confidential, the Inspectors shall take such action as the Company may reasonably request to maintain the confidentiality of the Records. For purposes of subsections (a) and (b) above with respect to demand registration only, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until the earlier of (a) the date each underwriter has completed the distribution of all securities purchased by it or (b) the date 90 calendar days subsequent to the effective date of such Registration Statement, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or one year;

               (h) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

               (i) use its commercially reasonable efforts to keep effective and maintain for the period specified in subsection (g) a registration, qualification, approval or listing obtained to cover the Registrable Securities as may be necessary for the Selling Holders to dispose thereof and shall from time to time amend or supplement any prospectus used in connection therewith to the extent necessary to comply with applicable law;

               (j) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities; and

               (k) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, to expedite or facilitate the disposition of such Registrable Securities.

          Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 3.3, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 3.3 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Company (at the Company's expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give any such notice, the time periods mentioned in subsection (g) of this Section 3.3 shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each Selling Holder shall have received the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 3.3 hereof or the notice that they may resume use of the prospectus.

          In connection with each registration hereunder with respect to an underwritten public offering, the Company and each Selling Holder agrees to enter into a written agreement with the managing underwriter or underwriters selected in the manner herein provided in form and containing provisions as are customary in the securities business for such an arrangement between underwriters and companies of the Company's size and investment stature.

          Section 3.4 Cooperation By Selling Holders. The Company shall have no obligation to include in any Registration Statement shares of a Selling Holder who has failed to timely furnish such information which, in the written opinion of counsel to the Company, is reasonably required for the Registration Statement to comply with the Securities Act.

          Section 3.5 Restrictions on Public Sale by Selling Holders of Registrable Securities. To the extent not inconsistent with applicable law, including insurance codes, each Selling Holder of Registrable Securities that is included in a registration statement that registers Registrable Securities pursuant to this Agreement agrees not to effect any public sale or distribution of the issue being registered (or any securities of the Company convertible into or exchangeable or exercisable for securities of the same type as the issue being registered) during the 14 business days before, and during the 90 calendar day period beginning on, the effective date of a registration statement filed by the Company (except as part of such registration), but only if and to the extent requested in writing (with reasonable prior notice) by the managing underwriter or underwriters in the case of an underwritten public offering by the Company of securities of the same type as the Registrable Securities, provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the officers or directors or any other stockholder of the Company on whom a restriction is imposed; and, provided further that to the extent the Selling Holders do not participate in the underwritten public offering, the period of time for which the Company is required to keep any other Registration Statement which includes Registrable Securities that is effective concurrently with the holdback period described above continuously effective shall be increased by a period equal to such requested holdback period.

          Section 3.6 Restrictions on Public Sale by the Company. To the extent required by an underwriter in an underwritten public offering, the Company agrees not to effect on its own behalf any public sale or distribution of any securities similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 business days before, and during the 90 calendar day period beginning on, the effective date of any Registration Statement filed pursuant to Section 3.1 except pursuant to such registration statement or a registration statement on Form S-8 or Form S-4 or such other registration statements for (a) the resale of shares issued pursuant to an employee stock ownership trust or other benefit plan of a business acquired in an acquisition by the Company or (b) in connection with non-underwritten commitments to register the resale of securities issued to owners of a business acquired in an acquisition by the Company.

          Section 3.7 Expenses.

               (a) Certain Definitions. "Registration Expenses" means all expenses incident to the Company's performance under or compliance with this Agreement, including, without limitation, all registration and filing fees, blue sky fees and expenses, printing expenses, listing fees, fees and disbursements of counsel and independent public accountants for the Company, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable out-of-pocket expenses, including, without limitation, all reasonable expenses incurred directly by the Selling Holders for one legal counsel, but excluding any Selling Expenses. "Selling Expenses" means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

               (b) Parties' Obligations. The Company will pay all Registration Expenses in connection with each Registration Statement filed pursuant to this Agreement, whether or not the Registration Statement becomes effective, and the Selling Holders shall pay all Selling Expenses.

          Section 3.8 Indemnification.

               (a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages or liabilities (including reasonable attorneys' fees) (collectively, "Losses"), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Selling Holder, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in such Registration Statement or prospectus.

               (b) By the Selling Holder(s). Each Selling Holder agrees to indemnify and hold harmless the Company, its directors, officers, employees and agents and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of such Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

               (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party other than under this
Section 3.8. The indemnifying party shall be entitled to participate in and, at its election, to the extent it shall wish, to assume and undertake the defense of any such action with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred.

               (d)  Contribution. If the indemnification provided for in this
Section 3.8 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or the Selling Holders or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of each Selling Holder on the other in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations; provided, however, that in no event shall a Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Company on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

          Section 3.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use commercially reasonable efforts to:

               (a) Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the Closing Date;

               (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the Closing Date; and

               (c) So long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

          Section 3.10 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted to Investor by the Company under this Article III may be transferred or assigned by Investor, all or in part, only to a transferee or assignee of such Registrable Securities permitted under Article V hereof and only if the Company is given written notice prior to said transfer or assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided further, that such transferee or assignee assumes in writing the restrictions on Investor under this Agreement. Such registration rights shall not otherwise be transferable, except for a Change of Control of Investor.

                                   ARTICLE IV
                                PRE-EMPTIVE RIGHT

          Section 4.1 Pre-Emptive Right. Subject to Section 4.5 hereof, the Company hereby grants to each Holder (the "Pre-Emptive Purchasers") an irrevocable right to purchase a Proportionate Number (as defined in Section 4.2(a)) of shares of Common Stock in respect of the issuance or sale (or deemed issuance or sale) by the Company, from time to time during each month commencing with the month during which this Agreement becomes effective, of New Securities to third parties (the "Pre-Emptive Right"); provided that no Holder shall exercise such

Pre-Emptive Right in connection with the exercise of any pre-emptive rights held by any other person. The Pre-Emptive Right shall be subject to the following provisions of this Article IV.

          Section 4.2 Certain Definitions and Determinations.

               (a) Proportionate Number. The "Proportionate Number" of shares of Common Stock that may be purchased by a Pre-Emptive Purchaser in respect of the applicable month shall be the number of shares of Common Stock that such Pre-Emptive Purchaser would be required to purchase in order that such Pre-Emptive Purchaser's Voting Percentage, after giving effect to the issuance of the number of New Securities issued or sold (or deemed to be issued or sold) by the Company to third parties during such applicable month would be equal to such Pre-Emptive Purchaser's Voting Percentage at the beginning of such month.

               (b) "New Securities" shall mean (i) any Voting Capital Stock of the Company whether now or hereafter authorized including, without limitation, issuances by the Company in connection with acquisitions and issuances in connection with pre-emptive rights of the holder(s) of the Company's Series A preferred stock and (ii) in the case of the issuance or sale of rights, options, or warrants to purchase such Voting Capital Stock, and securities of any type whatsoever that are, or may become, convertible into Voting Capital Stock (collectively, "Capital Stock Equivalents"), the Voting Capital Stock issued upon the exercise or conversion of such Capital Stock Equivalents (including securities issued upon conversion or exercise of any currently outstanding Capital Stock Equivalents); provided that the term "New Securities" does not include (i) securities issuable upon conversion of the Preferred Stock or the Series A preferred stock; (ii) securities issued in connection with any stock split, stock dividend or recapitalization of the Company; or (iii) securities issued upon conversion or exercise of any Capital Stock Equivalents if the Pre-Emptive Right was provided upon the issuance of such Capital Stock Equivalent.

               (c) "Voting Capital Stock" shall mean Common Stock or other capital stock which is entitled to vote generally with the Common Stock upon the election of directors and other matters submitted to a general vote of stockholders.

               (d) "Closing Price" shall mean on any particular date (i) if the Common Stock is listed on a stock exchange, the last sale price per share of Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last sale price on such exchange on the date nearest preceding such date, (ii) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, (iii) if the Common Stock is not quoted on the NASDAQ, the bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (iv) if the Common Stock is no longer publicly traded, as determined in good faith by the Board of Directors of the Company based upon the price that would be paid by a willing buyer of the shares at issue, in a sale process designed to maximize value and attract a reasonable number of participants to provide a fair determination of such value.

          Section 4.3 Mechanics. In the event the Company issues or sells (or is deemed to issue or sell) New Securities during any month, within five (5) Business Days after the end of such month, the Company shall give each Pre-Emptive Purchaser written notice of the issuance or sale, describing the type of New Securities issued or sold, the date of the issuance or sale (or deemed issuance or sale), the Proportionate Number of shares of Common Stock that it may acquire as a result of the issuance or sale of such New Securities and the aggregate purchase price payable by it upon exercise of its Pre-Emptive Right (including relevant details as to the calculation of such purchase price). The purchase price for each such share of Common Stock shall be equal to the Closing Price of the Common Stock on the date of issuance or sale (or deemed issuance or sale) of the corresponding New Security. Each Pre-Emptive Purchaser shall exercise its Pre-Emptive Right (if at all) by delivering, within fifteen
(15) Business Days after the end of such month in which the New Securities were issued or sold (or deemed to be issued or sold), (a) notice to the Company stating therein the quantity of its Proportionate Number of shares of Common Stock to be purchased and (b) payment to the Company of the aggregate purchase price for such shares in immediately available funds. Any such exercise may be for any or all of the Proportionate Number of shares set forth in the Company's notice. Thereupon, the Company shall promptly issue and deliver such Pre-Emptive Purchaser a certificate or certificates for the number of shares of Common Stock that the Pre-Emptive Purchaser has elected to purchase. Notwithstanding the foregoing, in the event that the Company shall notify a Pre-Emptive Purchaser in writing that the Company intends to effect a public offering of any New Securities in any manner or an offering under Rule 144A of the Securities Act (which notice shall include the proposed maximum number of securities to be offered and the estimated price range per share), such Pre-Emptive Purchaser shall notify the Company within 72 hours after receipt of such notice as to such Pre-Emptive Purchaser's election to participate as a purchaser in such offering with respect to the number of shares of Common Stock in such offering, if any, subject to such Pre-Emptive Purchaser's Pre-Emptive Rights. A Pre-Emptive Purchaser's participation in such offering shall supersede any Pre-Emptive Right with respect to the securities which are the subject of such offering, and in the event a Pre-Emptive Purchaser elects not to participate as a purchaser in such offering, such Pre-Emptive Purchaser shall not have any Pre-Emptive Right with respect to the securities so offered.

          Section 4.4 Adjustments. The applicable purchase price and the Proportionate Number shall be adjusted appropriately to reflect stock dividends, combinations, splits, reclassifications, exchanges, substitutions or other similar adjustments with respect to the Common Stock during the relevant month that occur prior to the exercise of the applicable Pre-Emptive Right.

          Section 4.5 Transfer of Pre-Emptive Right. Subject to Section 4.6, all or a portion of the Pre-Emptive Right set forth in this Article IV may be transferred or assigned by Investor, only to a transferee or assignee of Registrable Securities permitted under Article V hereof and only if (x) the Company is given written notice prior to said transfer or assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such Pre-Emptive Rights are being transferred or assigned, (y) such transferee or assignee assumes in writing the obligations of such Pre-Emptive Purchaser under this Agreement and (z) in the case of a partial transfer, Investor retains a pro rata Pre-Emptive Right to the extent of any Registrable Securities not transferred or assigned. Such pre-emptive rights shall not otherwise be transferable, except for a Change of Control of Investor.

          Section 4.6 Termination of Pre-Emptive Right. The Pre-Emptive Right granted under this Agreement shall terminate as to any Holder if Investor's Voting Percentage is less than 10%.

          Section 4.7 Waiver of Pre-Emptive Rights and Anti-dilution Adjustments. Investor hereby waives any Pre-Emptive Rights and anti-dilution adjustment rights that may be triggered by the Aquila Sale and the consummation of the transactions contemplated by the Securities Purchase Agreement, that it may have pursuant to this Agreement, the Certificate of Designation (as defined in the Securities Purchase Agreement), the Certificate of Designation with respect to the Series A Preferred Stock acquired by Investor in the Aquila Sale, or otherwise.

                                   ARTICLE V
                               TRANSFERS OF SHARES

          Section 5.1 Transfers. Except as otherwise expressly provided herein and subject to applicable law, a Holder may, voluntarily or involuntarily, directly or indirectly, sell, transfer, assign, donate, pledge or otherwise encumber or dispose of any interest in all or any portion of the shares of Voting Securities (a "Transfer") without restriction.

               (a) Investor may, subject to the next sentence, transfer, in a transaction or series of related transactions, shares constituting 15% or more of the Voting Securities to any one transferee (including any Affiliates of such transferee) only if (x) the Company is given written notice prior to said transfer or assignment, stating the name and address of such transferee or assignee and identifying the Voting Securities which are being transferred or assigned and (y) such transferee or assignee assumes in writing the obligations of the Investor under this Agreement. Any Transfer permitted by this Section 5.1 shall be exempt from the Stockholders' Rights Plan, provided that any transferee that Beneficially Owns more than five percent of the Voting Securities prior to such Transfer shall not as a result of such Transfer obtain Beneficial Ownership of Voting Securities having a greater Voting Percentage than the Standstill Amount. Nothing in this Section 5.1 is intended to limit (i) Investor's ability to transfer shares in blocks smaller than 15%, (ii) transfers of shares in connection with transfers by all stockholders of the Company or (iii) transfers of shares pursuant to the registration rights granted under this Agreement; provided, that any transferee of Shares comprising less than the Permitted Transfer Percentage of the Voting Securities shall not receive any rights granted by the Company to Investor pursuant to the terms of this Agreement, including, without limitation, any registration rights pursuant to Article III hereof or pre-emptive rights pursuant to Article IV hereof.

               (b) Notwithstanding any other provision of this Agreement, no Transfer of shares may be made by Investor unless such Transfer complies with all applicable laws in addition to all applicable provisions of this Agreement. An opinion of Investor's general counsel shall be satisfactory evidence that such Transfer complies with all applicable securities laws in addition to all applicable provisions of this Agreement.

          Section 5.2 Securities Laws; Assignment of Obligations. A Holder shall not effect any Transfer until:

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

               (a) There is then in effect a Registration Statement covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

               (b) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition is exempt from registration under the Securities Act; provided however, that it is agreed that the Company will not require opinions of Holder's counsel for transactions made pursuant to Rule 144 except in unusual circumstances as reasonably determined by the Company.

          Section 5.3 Permitted Transfers. A Holder may Transfer any portion of the Common Stock or Preferred Stock to one or more transferees (other than to any Competitor), subject to compliance with the provisions of Section 5.1 of this Agreement and securities laws (and an opinion of Investor's counsel shall be satisfactory evidence that such Transfer complies with all applicable securities laws). In addition to a Holder's rights contained elsewhere herein, including Section 5.1 hereof, a Holder may Transfer any portion of the Common Stock or Preferred Stock: (i) to the Company; (ii) in response to a bona fide public tender offer or exchange offer subject to Regulation 14D or Rule 13e-3 of the rules and regulations promulgated under the Exchange Act for cash or other consideration that is made by or on behalf of the Company; (iii) in response to a Third Party Tender Offer with respect to which the Board of Directors of the Company shall have recommended to the stockholders of the Company that they accept such offer pursuant to Rule 14d-9 of the rules and regulations promulgated under the Exchange Act and shall have not withdrawn such recommendation prior to such Transfer; (iv) in connection with a Change in Control of the Company that has received approval by the majority of the directors of the Company's Board of Directors unaffiliated with Investor or (v) in any general distribution of Registrable Securities to the limited partners of Investor. Any attempted Transfer of any of the Preferred Stock or Common Stock or Conversion Shares by Investor or any other person that is a party to this Agreement that is not in compliance with the provisions of this Article V, shall be null and void ab initio.

          Section 5.4 Legend.

               (a) Each certificate representing Preferred Stock shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS THE COMPANY HAS

     RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO EFFECTUATE SUCH TRANSACTION.

     THE SALE, TRANSFER OR PLEDGE OF THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIRST RESERVE INVESTOR'S RIGHTS AGREEMENT BETWEEN THE COMPANY AND CERTAIN HOLDERS OF ITS SECURITIES, AS THE SAME MAY BE AMENDED AND IN EFFECT FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY. THE SALE, TRANSFER OR PLEDGE OF THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY, AS THE SAME MAY BE AMENDED AND IN EFFECT FROM TIME TO TIME. COPIES OF SUCH CERTIFICATE MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

               (b) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder if the Holder shall have obtained an opinion of counsel at such Holder's expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of under Rule 144(k) (or any successor thereto or substantially equivalent exemption) without registration, qualification or legend.

          Section 5.5 Improper Transfer. Any attempt to Transfer any Preferred Stock that is not in accordance with this Agreement shall be null and void, and the Company shall not give any effect to such attempted Transfer in the records of the Company.

                                   ARTICLE VI
                              STANDSTILL PROVISIONS

          Section 6.1 Standstill. Subject to the provisions of Article V, Investor will not, and will not assist or encourage any other Person (including by providing financing) to, directly or indirectly through its Affiliates (other than any actions otherwise prohibited by this Section 6.1 that are taken by an officer and/or director of Investor serving on the Board of Directors of the Company solely in his capacity as a member of the Board of Directors), (i) acquire Beneficial Ownership of Voting Securities representing more, in the aggregate, when taken together with any other Voting Securities of the Company owned by such Person directly or indirectly through its Affiliates, than the Standstill Amount, without the prior written consent of a majority of the directors of the Company that were not appointed by Investor (provided that the foregoing shall not impede (a) Investor's ability to transfer its Preferred Stock, Common Stock or Conversion Shares as permitted by this Agreement, exercise its Pre-Emptive Rights as permitted by this Agreement, convert shares of Preferred Stock in accordance with the terms thereof or receive shares pursuant to the provisions of Certificate of Designation in respect of the Preferred Stock or pursuant to stock splits, dividends or any other transactions in which Investor receives proportionate shares to other stockholders of the Company or (b) any director's right to receive

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

compensation for serving as a director of the Company), (ii) engage in any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the Exchange Act), or form, join or in any way participate in a "group" (as defined in Regulation 13D under the Exchange Act) with respect to the capital stock of the Company, (iii) grant any proxies with respect to any capital stock of the Company, other than in connection with a solicitation of proxies by the Board of Directors, (iv) make any stockholder proposals in respect of the Company, including but not limited to proposals (A) to nominate directors to be elected at any annual or special meeting of the stockholders of the Company (other than nominations that Investor is entitled to make under the Company's Restated Certificate of Incorporation in its capacity as the holder of Preferred Stock) or (B) to terminate (or redeem any rights granted under) the Company's rights plan, or publicly comment on any proposal to amend or rescind the Stockholders' Rights Plan that is not recommended for approval by the Company's directors that are not affiliated with the Investor, (v) authorize or make a tender offer, exchange offer or other offer to acquire Voting Securities,
(vi) deposit any Voting Securities in a voting trust or, except as otherwise provided or contemplated herein or subject any Voting Securities to any arrangement or agreement with any third party with respect to the voting of such Voting Securities, (vii) act, along or in concert with others, directly or indirectly, to publicly state its intention or desire to acquire the Company or all or a material portion of assets of the Company, (viii) engage in a transaction that would result in a Change of Control of the Company, (ix) enter into any negotiations, agreements, arrangements or understandings with any Person with respect to any of the foregoing, or (x) make any public proposals with respect to any of the foregoing or make any public request to amend, modify or rescind any provision of this Agreement, in each case without the prior written consent of a majority of the directors of the Company that were not appointed (pursuant to Article VII hereof) by, or affiliated with, Investor.

          Section 6.2 Third Party Offers.

               (a) Investor shall have no obligation to support any third party proposal to effect a business combination transaction with the Company or to offer a transaction providing value to the Company's public shareholders equivalent to that provided by any third party proposal, except in the following circumstances:

                 (i) If a third party (an "Third Party Proposer") proposes a bona fide business combination or other acquisition transaction to the Board of Directors, then Investor shall have ten Business Days or such longer period as the Board of Directors may determine (the "Topping Period") to offer an alternative transaction that is, in the judgment of the Board of Directors (after receipt of advice from a nationally recognized investment banking firm as to the fairness from a financial point of view of the price offered), at least as favorable from a financial point of view to the public shareholders of the Company (a "Matching Proposal") as the best proposal theretofore made by the Third Party Proposer. If Investor does not within the Topping Period make a Matching Proposal, then Investor shall be obligated to support (including by voting for or tendering into) such proposal of the Third Party Proposer if such proposal is a Superior Proposal of the Third Party Proposer (or, in the event of any subsequent Superior Proposal from a third party, to support the most favorable transaction that is available to the Company from a financial point of view, in the good faith judgment of the Board of Directors); provided, however, that if the consideration offered in the Third Party Proposer's Superior Proposal does not consist entirely of cash, then Investor shall not be obligated to support the

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

proposed transaction with the Third Party Proposer, and may vote its shares of Common Stock against such proposal (and will also have no obligation to make a Matching Proposal), if any special committee of the Board of Directors does not reconfirm, within five Business Days prior to the shareholder vote in respect of the proposed transaction with the Third Party Proposer if there is one (or, if not, within five days prior to the initial scheduled closing of a tender or exchange offer) (based on market conditions prevailing at that time, including the prices of the Acceptable Securities and any securities included in the best offer made by Investor during the Topping Period), that the proposed transaction with the Third Party Proposer continues to meet the standards required for a Superior Proposal in comparison to the best offer made by Investor during the Topping Period; provided, further, that in the event Investor does withdraw its support for the proposed transaction with the Third Party Proposer in accordance with this provision, Investor may not propose a business combination or Share acquisition transaction to the Company for a period of six months (unless permitted to do so by the Board of Directors). Any agreement with Investor or with an Third Party Proposer providing for a transaction of the type described in this Section 6.2(a)(i) shall include a "fiduciary out" provision allowing the Company to comply with this Section 6.2(a)(i).

                  (ii) If Investor agrees to a merger, tender or exchange offer or other business combination transaction with any party directly involving the Company, or agrees to sell any of its shares of Common Stock or Preferred Stock to one or more parties other than the Company in a transaction to which Section
5.3 applies (in either such case, such other parties are referred to as the "Initial Buyer") and a third party Third Party Proposer proposes an alternative transaction that the Board of Directors determines to be a Superior Proposal to the transaction with the Initial Buyer, then the Company shall agree to such Superior Proposal, and Investor shall not use its voting power to block such Superior Proposal, but shall support (including by voting for or tendering into) such Superior Proposal (or, in the event of any subsequent Superior Proposal from a third party, to support the most favorable transaction that is available to the Company from a financial point of view, in the good faith judgment of the Board of Directors). Any agreement with an Initial Buyer providing for a transaction of the type described in this Section 6.2(a)(ii) shall include a "fiduciary out" provision allowing the Company to comply with this Section 6.2(a)(ii).

               (b) "Superior Proposal" means a proposal (i) that is reasonably capable of being consummated, (ii) in which all the consideration offered consists entirely of any combination of at least fifty percent (50%) cash and the remainder in Acceptable Securities and (iii) that the Board of Directors considers, after receiving advice from a nationally recognized investment banking firm, to be advisable and in the best interest of the Company and the shareholders of the Company; provided, that for purposes of its advice to the Board of Directors such investment bank shall have been instructed to view any securities to be received by Investor in the transaction on a fully distributed basis (that is, assuming that the prices to be received by Investor shall be measured by the value that Investor would receive in connection with Investor selling all of its securities as part of such distribution).

               (c) "Acceptable Securities" means securities of a class that is already listed and traded on a stock exchange or quoted and traded on NASDAQ and that will be fully registered and capable of public distribution immediately upon receipt by Investor.

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

          Section 6.3 After Acquired Securities. All of the provisions of this Agreement shall apply to all capital stock of the Company now owned by, or which may be issued or transferred hereafter to, Investor or any of its wholly-owned subsidiaries in consequence of any additional issuance, purchase, exchange or reclassification of any of such capital stock, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by Investor or any of its wholly-owned subsidiaries pursuant to its Pre-Emptive Rights.

                                  ARTICLE VII
                              BOARD REPRESENTATION

          Section 7.1 Board Representation Rights. Investor shall have no rights to designate directors to the Company's Board of Directors as a result of the Tranche I Closing. Upon the receipt of any required approval of the purchase of the Shares under the HSR Act or the termination or expiration of any applicable waiting periods under the HSR Act, Investor shall have the right, pursuant to this Article VII, to designate one (1) director to the Company's Board of Directors. Upon the later of (i) the receipt of any required approval of the purchase of the Shares under the HSR Act or the termination or expiration of any applicable waiting periods under the HSR Act or (ii) the approval by the Company's stockholders of the conversion rights of the Preferred Stock, Investor shall have the right, pursuant to this Article VII, to designate two (2) additional directors, for a total of three (3) director designees, to the Company's Board of Directors. Notwithstanding the foregoing, if at any time Investor's Voting Percentage falls below 10%, the rights of the holder(s) of the Preferred Stock to designate any directors to the Company's Board of Directors pursuant to this Article VII shall cease. Such rights shall not be returned to the holder(s) of the Preferred Stock even if it acquires sufficient Preferred Stock and/or Common Stock so that Investor's Voting Percentage again exceeds 10%.

          Section 7.2 Reduction of Board Representation Rights. Only after the granting to Investor of the right to designate the two additional directors as discussed in Section 7.1 above, shall the provisions of this Section 7.2 apply. The directors of the Company designated by the Preferred Stock shall be elected as follows:

               (a) A majority of the outstanding shares of Preferred Stock and the Conversion Shares (assuming, for purposes of this Section 7.2(a), that such shares of Preferred Stock are then convertible) (to the extent permitted by applicable law) held by Investor, voting exclusively and as a separate class, shall be entitled to elect three of the total number of directors of the Company, subject to the limitations set forth in subsections (b), (c) and (d) below.

               (b) In the event that Investor's Voting Percentage is equal to or greater than 30%, then a majority of the outstanding shares of Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by Investor, voting exclusively and as a separate class, shall be entitled to elect three of the total number of directors of the Company. If at any time Investor's Voting Percentage falls below 30%, the rights of the Preferred Stock pursuant to this subsection shall cease. Such rights shall not be returned to the Preferred Stock even if it acquires sufficient Preferred Stock and/or Common Stock so that Investor's Voting Percentage again exceeds 30%.

               (c) In the event that Investor's Voting Percentage is less than 30% but equal to or greater than 20%, then a majority of the outstanding shares of Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by Investor shall only be entitled (voting exclusively and as a separate class) to elect two of the total number of directors of the Company. If at any time Investor's Voting Percentage falls below 20%, the rights of the Preferred Stock pursuant to this subsection shall cease. Such rights shall not be returned to the Preferred Stock even if it acquires sufficient Preferred Stock and/or Common Stock so that Investor's Voting Percentage again exceeds 20%.

               (d) In the event that Investor's Voting Percentage is less than 20% but equal to or greater than 10%, then a majority of the outstanding shares of Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by Investor shall only be entitled (voting exclusively and as a separate class) to elect one of the total number of directors of the Company. If at any time Investor's Voting Percentage falls below 10%, the rights of the Preferred Stock pursuant to this subsection shall cease. Such rights shall not be returned to the Preferred Stock even if it acquires sufficient Preferred Stock and/or Common Stock so that Investor's Voting Percentage again exceeds 10%.

               (e) In the event that Investor's Voting Percentage is less than 10%, then a majority of the outstanding shares of Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) held by Investor shall have no right (voting exclusively and as a separate class) to elect any directors to the Board of Directors.

               (f) To the extent any nominee of the holders of the Preferred Stock is not an officer of Investor, the Board of Directors of the Company shall have the right to approve such nominee, such approval not to be unreasonably withheld. Only the holders of the Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) shall be entitled to remove from office such directors nominated by the holders of the Preferred Stock and the Conversion Shares (to the extent permitted by applicable law) or to fill any vacancy caused by the resignation, death or removal of such directors.

          Section 7.3 Information Rights. So long as Investor is entitled to designate at least one director to the Company's Board of Directors, Investor shall have a right (i) to receive all notices, reports and other communications sent to the Company's directors at such time as they are transmitted to the Company's directors and to receive reasonable notice of and to have one representative attend, any meeting of the Board of Directors, (ii) consult with and advise members of senior management of the Company and (iii) upon reasonable notice, to have equivalent access to the books and records of the Company as that generally afforded to the Company's directors.

          Section 7.4 Committee Membership. So long as Investor is entitled to designate at least one director to the Company's Board of Directors, one of such designees shall be a member of all committees of the Board of Directors unless any applicable corporate governance rules and/or regulations require all members of a particular committee to be independent.

                                  ARTICLE VIII
                                  MISCELLANEOUS

          Section 8.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by telecopy, courier service or personal delivery:

               (a) if to a Holder, at the most current address given by such Holder to the Company in accordance with the provisions of this Section 8.1, which address initially is, with respect to Investor, the address set forth in the Securities Purchase Agreement, and

               (b) if to the Company, initially at its address set forth in the Securities Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 8.1. All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and when actually received, if sent by any other means.

          Section 8.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent holders of Registrable Securities as set forth in
Article V.

          Section 8.3 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

          Section 8.4 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          Section 8.5 Governing Law; Consent to Jurisdiction. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any judicial proceedings with respect to this Agreement shall be brought in a federal or state court located in the State of Delaware, and by execution and delivery of this Agreement, each party submits, irrevocably and unconditionally, the exclusive jurisdiction of such court and any related appellate court, irrevocably agrees to be bound by any judgment rendered thereby, and waives any objection to the laying of venue in any such proceedings in such courts. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. To the fullest extent permitted by law, the parties hereto further agree that service of any process, summons, notice or document by U.S. certified or registered mail to such party's address for notices as set forth in Section 8.1 shall be effective service of process in any action, suit or proceeding in the State of Delaware with respect to any maters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, including preliminary relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. If any party shall institute any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law. The parties hereto hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum and waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

          Section 8.6 Severability of Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added simultaneously as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties thereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 8.6.

          Section 8.7 Entire Agreement. This Agreement and the other Basic Documents (as defined in the Securities Purchase Agreement) concurrently executed and delivered by the Company and Investor, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement and such other Basic Documents supersede all prior agreements and understandings between the parties with respect to such subject matter. Without limiting the foregoing, to the extent that any provision in the Securities Purchase Agreement is inconsistent with, or deals with the same subject matter as, any provision of this Agreement, the Securities Purchase Agreement is hereby superseded.

          Section 8.8 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

          Section 8.9 Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and by Holders owning a majority of the Registrable Securities.

          Section 8.10 Rights of Assignee. Subject to the provisions of Sections
3.10 and 4.5 and Article V hereof, the rights of an assignee under this Section
8.10 shall be the same rights granted to the assigning Holder under this Agreement. In connection with any such assignment, the term "Holder" as used herein shall, where appropriate to assign the rights and obligations of the assigning Holder hereunder to such assignee, be deemed to refer to the assignee.

          Section 8.11 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

          Section 8.12 References to this Agreement. References to numbered or lettered articles, section, and subsections refer to articles, sections, and subsections, respectively, of this Agreement unless otherwise expressly stated.

          Section 8.13 Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement, provided, however, that upon each of the Tranche I Closing and the Tranche II Closing (each as defined in the Securities Purchase Agreement), and upon the closing of any subsequent purchase of equity securities by Investor directly from the Company, the Company shall reimburse Investor for all reasonable fees and expenses incurred by Investor in connection therewith (and, to effect such reimbursement, Investor shall be entitled to deduct such amount from any proceeds to the Company in respect of such purchases.).

          Section 8.14 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge and agree that the indemnified parties hereunder are third party beneficiaries of this Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                QUANTA SERVICES, INC.,
                                a Delaware corporation


                                By:    /s/ Dana A. Gordon
                                     -------------------------------------------
                                Name:  Dana A. Gordon
                                Title: Vice President - General Counsel


                                FIRST RESERVE FUND IX, L.P.
                                By: First Reserve GP IX, L.P., General Partner
                                By: First Reserve G.P. IX, Inc., General Partner

                                By:    /s/ Thomas R. Denison
                                     -------------------------------------------
                                Name:  Thomas R. Denison
                                Title: Managing Director


                         SIGNATURE PAGE TO FIRST RESERVE
                           INVESTOR'S RIGHTS AGREEMENT